Tyler Technologies Reports Earnings for Fourth Quarter 2017

Total revenues grow nearly 13 percent; subscription revenues rise 26 percent

PLANO, Texas – February 21, 2018 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights:

•	Total revenues were $217.9 million, up 12.7 percent from $193.3 million for the fourth quarter of 2016.

•	Recurring revenue from maintenance and subscriptions was $140.6 million, up 14.4 percent compared to the fourth quarter of 2016, and comprised 64.6 percent of fourth quarter 2017 revenue.

•	Operating income was $44.3 million, up 25.0 percent from $35.4 million for the fourth quarter of 2016.

•	Net income was $61.8 million, or $1.56 per diluted share, up 98.1 percent compared to $31.2 million, or $0.80 per diluted share, for the fourth quarter of 2016.

•	Cash flows from operations were $53.4 million, up 3.0 percent compared to $51.8 million for the fourth quarter of 2016.

•	Non-GAAP total revenues were $218.1 million, up 11.8 percent from $195.1 million for the fourth quarter of 2016.

•	Non-GAAP operating income was $63.8 million, up 16.4 percent from $54.8 million for the fourth quarter of 2016.

•	Non-GAAP net income was $42.1 million, or $1.07 per diluted share, up 19.5 percent compared to $35.2 million, or $0.90 per diluted share, for the fourth quarter of 2016.

•	Adjusted EBITDA was $69.3 million, up 19.0 percent compared to $58.2 million for the fourth quarter of 2016.

•	The company repurchased 2,600 shares of its common stock during the quarter at an average price of $169.93.

Full Year 2017 Financial Highlights:

•	Total revenues were $840.7 million, up 11.2 percent from $756.0 million in 2016.

•	Recurring revenue from maintenance and subscriptions was $535.1 million, up 14.9 percent compared to 2016, and comprised 63.6 percent of 2017 revenue.

•	Operating income was $160.9 million, up 22.6 percent from $131.3 million in 2016.

•	Net income was $163.9 million, or $4.18 per diluted share, up 49.2 percent compared to $109.9 million, or $2.82 per diluted share, in 2016.

•	Cash flows from operations were $195.8 million, up 2.0 percent compared to $191.9 million in 2016.

•	Non-GAAP total revenues were $841.8 million, up 9.1 percent from $771.6 million in 2016.

Tyler Technologies Reports Earnings
For Fourth Quarter 2017
Feb. 21, 2018

•	Non-GAAP operating income was $236.1 million, up 10.6 percent from $213.5 million in 2016.

•	Non-GAAP net income was $153.9 million, or $3.92 per diluted share, up 13.3 percent compared to $135.8 million, or $3.49 per diluted share, in 2016.

•	Adjusted EBITDA was $254.3 million, up 12.3 percent compared to $226.4 million in 2016.

•
Total backlog was $1.1 billion, up 17.6 percent from $953.3 million at December 31, 2016. Software-related backlog (excluding appraisal services) was $1.1 billion, an increase of 18.4 percent compared to $914.6 million at December 31, 2016.

•	The company repurchased 44,496 shares of its common stock during the year at an average price of $148.62.

“We are pleased with Tyler's very strong finish to 2017,” said John S. Marr Jr., Tyler’s chairman and chief executive officer. “We achieved double-digit total revenue growth in the fourth quarter, with subscription revenue growth of 26 percent. In addition, license and royalties revenue reached a new quarterly high, surpassing $20 million for the first time. We also achieved an increase in our non-GAAP operating margin of 120 basis points.

"Our GAAP effective tax rate was favorably impacted in the fourth quarter by the enactment of the Tax Cuts and Jobs Act (the "Tax Act") primarily due to the remeasurement of deferred tax assets and liabilities. Going forward, we expect that our effective tax rate will benefit significantly from the reduction in corporate tax rates as a result of the Tax Act.

“Market activity and our competitive position in the local government software market remain strong and our total bookings for the quarter rose 37 percent. Bookings under both our license and subscription models were robust, and subscription arrangements comprised approximately 33 percent of the total dollar volume of new software contracts. We added approximately $7 million in annual recurring revenues from software subscriptions in the fourth quarter, an increase of 156 percent over last year. Annual bookings for 2017 exceeded $1 billion for the first time, and year-end backlog was $1.1 billion, up 18 percent over last year.

"With our positive outlook for 2018 and our strong financial position and cash flow, supplemented by the benefit of lower tax rates, we plan to make incremental research and development investments to continue to expand our market-leading position in public sector software and drive future growth. We expect to increase our R&D spend by more than 20 percent in 2018, while continuing to pursue strategic acquisitions at reasonable valuations,” said Marr.

Guidance for 2018

As of February 21, 2018, Tyler Technologies is providing the guidance below for the full year 2018. This guidance reflects the preliminary estimated impact of ASC 606, which Tyler expects to adopt using the full retrospective method effective January 1, 2018.

•	GAAP total revenues are expected to be in the range of $912 million to $928 million.

•	Non-GAAP total revenues are expected to be in the range of $913 million to $929 million.

•
GAAP diluted earnings per share are expected to be approximately between $3.65 and $3.75 and may vary significantly due to the impact of stock option exercises on the GAAP effective tax rate under ASU 2016-09.

Tyler Technologies Reports Earnings
For Fourth Quarter 2017
Feb. 21, 2018

•	Non-GAAP diluted earnings per share are expected to be approximately between $4.73 and $4.83.

•	Pretax non-cash, share-based compensation expense is expected to be approximately $49 million.

•	Research and development expense is expected to be between $58 million and $60 million.

•	Fully diluted shares for the year are expected to be between 40.0 million and 40.5 million shares.

•
GAAP earnings per share assumes an estimated effective tax rate of approximately 11 percent after discrete tax items and includes approximately $26 million of discrete tax benefits related to share-based compensation.

•	The non-GAAP effective tax rate is expected to be 24 percent. This was adjusted from 35 percent in 2017 primarily because of the impact of the Tax Cuts and Jobs Act.

•
Capital expenditures are expected to be between $22 million and $25 million, including approximately $1 million related to real estate. Total depreciation and amortization expense is expected to be approximately $59 million, including approximately $35 million of amortization of acquisition intangibles.

The actual impact of ASC 606 is subject to a number of variables and uncertainties, including the mix and timing of new contracts and specific terms contained in individual contracts. For comparison purposes, Tyler's guidance for 2018 under the prior ASC 605 basis would be as follows:

•	GAAP total revenues would be expected to be in the range of $918 million to $934 million.

•	Non-GAAP total revenues would be expected to be in the range of $919 million to $935 million.

•	GAAP diluted earnings per share would be expected to be approximately between $3.75 and $3.85.

•	Non-GAAP diluted earnings per share would be expected to be approximately between $4.81 and $4.91.

GAAP to non-GAAP guidance reconciliation
Non-GAAP total revenues is derived from adding back the estimated full year impact of write-downs of acquisition-related deferred revenue and amortization of acquired leases of approximately $1 million. Non-GAAP diluted earnings per share is derived by adding back the estimated full year impact of non-cash share-based compensation expense and employer portion of payroll tax related to employee stock transactions of approximately $49 million, and amortization of acquired software and intangible assets of approximately $35 million. Additionally, the non-GAAP tax rate of 24 percent is estimated periodically as described below under "Non-GAAP Financial Measures" and excludes approximately $26 million of discrete tax benefits related to share-based compensation that are included in the GAAP estimated annual effective tax rate.

Conference Call

Tyler Technologies will hold a conference call on Thursday, February 22, at 10:00 a.m. EST to discuss the company’s results. The company is offering participants the opportunity to register in advance for the conference through the following link: http://dpregister.com/10115773. Registered participants will receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call on February 22.

Tyler Technologies Reports Earnings
For Fourth Quarter 2017
Feb. 21, 2018

Participants who do not wish to pre-register for the call may dial in using 844-861-5506 (U.S. callers) or 412-317-6587 (international callers) or 866-450-4696 (Canada callers), and ask for the “Tyler Technologies” call. A replay will be available two hours after completion of the call through February 28, 2018. To access the replay, please dial 877-344-7529 (U.S. callers), 412-317-0088 (international callers) and 855-669-9658 (Canada callers) and reference passcode 10115773.

The live webcast and archived replay can also be accessed at http://investors.tylertech.com/Presentations.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector - cities, counties, schools and other government entities - to become more efficient, more accessible and more responsive to the needs of their constituents. Tyler's client base includes more than 15,000 local government offices in all 50 states, Canada, the Caribbean, Australia, and other international locations. In 2017, Forbes ranked Tyler on its "Most Innovative Growth Companies" list, and Fortune included Tyler on its "100 Fastest-Growing Companies" list. More information about Tyler Technologies, headquartered in Plano, Texas, can be found at www.tylertech.com.

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. This information includes non-GAAP revenues, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance because they provide additional insight in comparing results from period to period. Tyler believes the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-
GAAP financial measures. Non-GAAP financial measures discussed above exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations.

Historically, for the purpose of determining non-GAAP net income, Tyler has used a non-GAAP tax rate of 35 percent in its calculation of the tax impact related to certain non-GAAP adjustments. Beginning in 2017, Tyler is adjusting its non-GAAP pretax income using a tax rate equal to Tyler's annual estimated tax rate on non-GAAP income. This rate is based on Tyler's estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating Tyler's non-GAAP income, as well as significant non-recurring tax adjustments. The non-GAAP tax rate used in future periods will be reviewed periodically to determine whether it remains appropriate in consideration of factors including Tyler's periodic effective tax rate calculated in accordance with GAAP, changes resulting from tax legislation, changes in the geographic mix of revenues and expenses, and other factors deemed significant. Due to differences in tax treatment of items excluded from non-GAAP earnings, as wells as the methodology applied to Tyler's estimated annual tax rate as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from Tyler's actual tax liabilities.

Tyler Technologies Reports Earnings
For Fourth Quarter 2017
Feb. 21, 2018

Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial statement tables included below in this press release.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our clients, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to protect client information from security breaches and provide uninterrupted operations of data centers; (3) our ability to achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (4) material portions of our business require the Internet infrastructure to be adequately maintained; (5) our ability to achieve our financial forecasts due to various factors, including project delays by our clients, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (6) general economic, political and market conditions; (7) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (8) competition in the industry in which we conduct business and the impact of competition on pricing, client retention and pressure for new products or services; (9) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (10) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
###
(Comparative results follow)

Contact: Brian K. Miller
Executive Vice President - CFO
Tyler Technologies, Inc.
972-713-3720
brian.miller@tylertech.com

18-11

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Software licenses and royalties	$20,522	$19,975	$75,694	$74,306
Subscriptions	47,621	37,778	173,510	142,704
Software services	47,280	41,595	187,149	174,804
Maintenance	93,013	85,194	361,569	322,969
Appraisal services	5,755	6,204	25,023	26,287
Hardware and other	3,660	2,535	17,717	14,973
Total revenues	217,851	193,281	840,662	756,043

Cost of revenues:
Software licenses and royalties	1,117	1,037	3,321	2,964
Acquired software	5,443	5,498	21,686	22,235
Software services, maintenance and subscriptions	99,886	88,329	387,634	348,939
Appraisal services	3,718	3,938	16,286	16,411
Hardware and other	2,187	1,662	12,595	10,143
Total cost of revenues	112,351	100,464	441,522	400,692

Gross profit	105,500	92,817	399,140	355,351

Selling, general and administrative expenses	45,725	42,162	176,974	167,161
Research and development expense	12,017	11,793	47,324	43,154
Amortization of customer and trade name intangibles	3,499	3,458	13,912	13,731
Operating income	44,259	35,404	160,930	131,305
Other income (expense), net	914	(285)	698	(1,998)
Income before income taxes	45,173	35,119	161,628	129,307
Income tax (benefit) provision	(16,625)	3,923	(2,317)	19,450
Net income	$61,798	$31,196	$163,945	$109,857

Earnings per common share:
Basic	$1.64	$0.85	$4.40	$3.01
Diluted	$1.56	$0.80	$4.18	$2.82

Weighted average common shares outstanding:
Basic	37,694	36,653	37,273	36,448
Diluted	39,499	38,975	39,246	38,961

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Reconciliation of non-GAAP total revenues
GAAP total revenues	$217,851	$193,281	$840,662	$756,043
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	124	1,664	663	15,063
Add: Amortization of acquired leases	111	111	444	444
Non-GAAP total revenues	$218,086	$195,056	$841,769	$771,550

Reconciliation of non-GAAP gross profit and margin
GAAP gross profit	$105,500	$92,817	$399,140	$355,351
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	124	1,664	663	15,063
Add: Amortization of acquired leases	111	111	444	444
Add: Share-based compensation expense included in cost of revenues	2,541	1,881	9,415	6,548
Add: Amortization of acquired software	5,443	5,498	21,686	22,235
Non-GAAP gross profit	$113,719	$101,971	$431,348	$399,641
GAAP gross margin	48.4%	48.0%	47.5%	47.0%
Non-GAAP gross margin	52.1%	52.3%	51.2%	51.8%

Reconciliation of non-GAAP operating income and margin
GAAP operating income	$44,259	$35,404	$160,930	$131,305
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	124	1,664	663	15,063
Add: Amortization of acquired leases	111	111	444	444
Add: Share-based compensation expense	9,980	8,399	37,348	29,747
Add: Employer portion of payroll tax related to employee stock transactions	418	311	1,102	1,001
Add: Amortization of acquired software	5,443	5,498	21,686	22,235
Add: Amortization of customer and trade name intangibles	3,499	3,458	13,912	13,731
Non-GAAP adjustments subtotal	$19,575	$19,441	$75,155	$82,221
Non-GAAP operating income	$63,834	$54,845	$236,085	$213,526
GAAP operating margin	20.3%	18.3%	19.1%	17.4%
Non-GAAP operating margin	29.3%	28.1%	28.0%	27.7%

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Reconciliation of non-GAAP net income and earnings per share
GAAP net income	$61,798	$31,196	$163,945	$109,857
Non-GAAP adjustments:
Add: Total non-GAAP adjustments to operating income	19,575	19,441	75,155	82,221
Less: Tax impact related to non-GAAP adjustments	(39,287)	(15,408)	(85,192)	(56,230)
Non-GAAP net income	$42,086	$35,229	$153,908	$135,848
GAAP earnings per diluted share	$1.56	$0.80	$4.18	$2.82
Non-GAAP earnings per diluted share	$1.07	$0.90	$3.92	$3.49

Detail of share-based compensation expense
Cost of software services, maintenance and subscriptions	$2,541	$1,881	$9,415	$6,548
Selling, general and administrative expenses	7,439	6,518	27,933	23,199
Total share-based compensation expense	$9,980	$8,399	$37,348	$29,747

Reconciliation of EBITDA and adjusted EBITDA
GAAP net income	$61,798	$31,196	$163,945	$109,857
Amortization of customer and trade name intangibles	3,499	3,458	13,912	13,731
Depreciation and other amortization included in
cost of revenues, SG&A and other expenses	10,330	9,322	40,013	36,570
Interest expense included in other expense, net	191	270	762	1,965
Income tax provision (benefit)	(16,625)	3,923	(2,317)	19,450
EBITDA	$59,193	$48,169	$216,315	$181,573
Write-downs of acquisition-related deferred revenue	124	1,664	663	15,063
Share-based compensation expense	9,980	8,399	37,348	29,747
Adjusted EBITDA	$69,297	$58,232	$254,326	$226,383

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	December 31, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$185,926	$36,151
Accounts receivable, net	227,127	200,334
Current investments and other assets	72,408	43,580
Income tax receivable	11,339	2,895
Total current assets	496,800	282,960

Accounts receivable, long-term portion	7,536	2,480
Property and equipment, net	152,315	124,268

Other assets:
Goodwill	657,987	650,237
Other intangibles, net	236,444	267,259
Non-current investments and other assets	38,510	30,741

Total assets	$1,589,592	$1,357,945

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$72,849	$63,284
Deferred revenue	309,461	298,217
Total current liabilities	382,310	361,501

Revolving line of credit	—	10,000
Deferred revenue, long-term	1,274	2,140
Deferred income taxes	38,914	68,779
Shareholders' equity	1,167,094	915,525

Total liabilities and shareholders' equity	$1,589,592	$1,357,945

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$61,798	$31,196	$163,945	$109,857
Adjustments to reconcile net income to cash
provided by operations:
Depreciation and amortization	13,829	12,780	53,925	50,301
Share-based compensation expense	9,980	8,399	37,348	29,747
Provision for losses - accounts receivable	4,110	4,484	4,110	4,484
Deferred income tax benefit	(15,649)	(17,650)	(29,865)	(28,939)
Changes in operating assets and liabilities,
exclusive of effects of acquired companies	(20,694)	12,596	(33,708)	26,409
Net cash provided by operating activities	53,374	51,805	195,755	191,859

Cash flows from investing activities:
Cost of acquisitions, net of cash acquired	(1,583)	—	(11,344)	(9,394)
Purchase of marketable security investments	(9,874)	(7,189)	(59,779)	(20,316)
Proceeds from marketable security investments	7,611	7,581	28,786	16,837
Additions to property and equipment	(5,323)	(8,197)	(43,057)	(37,726)
Increase in other	(419)	(69)	(1)	(121)
Net cash used by investing activities	(9,588)	(7,874)	(85,395)	(50,720)

Cash flows from financing activities:
Decrease in net borrowings on revolving line of credit	—	(24,000)	(10,000)	(56,000)
Purchase of treasury shares	(442)	(17,339)	(7,474)	(111,838)
Contributions from employee stock purchase plan	1,702	1,807	7,044	6,236
Proceeds from exercise of stock options	16,277	8,438	49,845	23,527
Net cash provided (used) by financing activities	17,537	(31,094)	39,415	(138,075)

Increase in net cash and cash equivalents	61,323	12,837	149,775	3,064
Cash and cash equivalents at beginning of period	124,603	23,314	36,151	33,087

Cash and cash equivalents at end of period	$185,926	$36,151	$185,926	$36,151